Exhibit 99.1

For Information

James R. Edwards

303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING OF EXCHANGE OFFER
FOR $400 MILLION OF ITS 6 1/2% SENIOR NOTES DUE 2023

DENVER, CO — October 30, 2012 — SM Energy Company (NYSE: SM) today announces the closing of its offer to exchange $400 million of its 6 1/2% Senior Notes due 2023, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $400 million of its outstanding 6 1/2% Senior Notes due 2023, which were issued on June 29, 2012, in a private placement (the “Original Notes”).

The exchange offer expired at 5:00 p.m. New York City time on October 29, 2012, with $400 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.

This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on September 24, 2012. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus dated September 28, 2012, and the related letter of transmittal.

About the Company

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.